Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement of Dechan, Inc. of our report dated, February 3, 2008 relating to the consolidated financial statements of Dechan, Inc. for the periods ending June 30, 2006 and 2007. We also hereby consent to the incorporation in the Registration Statement of Dechan, Inc. of our report dated, March 9, 2008 relating to the reviewed consolidated financial statements of Dechan, Inc. for the period ending December 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ The Blackwing Group, LLC

The Blackwing Group, LLC

Independence, MO

March 9, 2008